Somerset Hills Bancorp Reports Year End Earnings; Announces $0.05 Per Share Quarterly Cash Dividend; Receives $7.4 Million Capital Purchase Program Funds

•	Monday February 2, 2009, 5:06 pm EST

BERNARDSVILLE, N.J., Feb. 2, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (NasdaqGM:SOMH - News) reported its results of operations for the year ended December 31, 2008. For the year, the Company reported net income of $1,566,000 or $0.30 per diluted share, compared to earnings of $382,000, or $0.07 per diluted share for the prior year.

In the fourth quarter of 2008 net income was $330,000 or $0.06 per diluted share compared to a loss of ($1,178,000) or ($0.22) per diluted share for the quarter ending December 31, 2007. The current year fourth quarter included a pre tax charge of $109,000 in conjunction with the disposition of the Company's only OREO property, while the fourth quarter of 2007 included a one time charge of $1.2 million to write off the goodwill associated with the 2000 acquisition of Sullivan Financial Services, the Company's mortgage banking subsidiary.
For the year ended December 31, 2008, the provision added to the allowance for loan losses was $515,000 compared to $1.0 million in the prior year. The $516,000 decline reflects, among other factors, a $1.7 million decline in nonaccrual loans.

For the year ended December 31, 2008, the net interest margin increased 10 basis points to 4.12% from 4.02% for the prior year. During the fourth quarter of 2008, the Company's net interest margin decreased 43 basis points to 3.88% from 4.31% in the fourth quarter of 2007. The decrease reflects the Company's decision in the third quarter of 2008 to both increase liquidity and acquire new customers from larger competitors by offering higher rates for certain time deposit accounts. It also reflects the loss of some lower cost core deposits as customers reduced deposit levels to the maximum FDIC insurance limit. Finally, Federal Reserve interest rate cuts reduced interest income on federal funds sold.
At December 31, 2008, net loans increased $3.1 million, or 1.5% to $208.4 million from $205.3 million at December 31, 2007. At December 31, 2008, deposits increased $5.1 million, or 2.1% to $249.8 million from $244.7 million at December 31, 2007.

At December 31, 2008, the Company's shareholders' equity totaled $37.5 million compared to $36.6 million at December 31, 2007. The increase includes the exercise of 151,523 options. During the year 123,460 additional options expired unexercised and 944 options were forfeited, leaving 283,494 options issued and unexercised. During the year the Company also repurchased 148,436 shares of its common stock at an average price of $9.15 per share. However, pursuant to the requirements of the Treasury's Capital Purchase Program, the Company has suspended its stock repurchase program. Both the Company and the Bank are ``well capitalized'' under all regulatory capital requirements applicable to them.
On January 20, 2009, the Company received a $7.4 million investment from the U.S. Treasury under its Capital Purchase Program. The Company issued 7,414 shares of preferred stock and warrants to purchase 163,065 shares of common stock of the Company with an exercise price of $6.82 to the Treasury. As a result of the investment, the Company's year end capital ratios have subsequently increased by approximately 300 basis points.

At December 31, 2008, the Company's consolidated capital ratios were 12.57% , 14.70% and 15.83% for its leverage, Tier I risk based and total risk based ratios, respectively.

At December 31, 2008, the Company's non-accrual loans decreased to $1.4 million from $3.0 million at December 31, 2007, and the Company's ratio of non-performing loans to total loans decreased to .65% from 1.46%.

Stewart E. McClure, Jr., President and Chief Executive Officer said, ``The economic and operating environment that we all face today is as challenging as anything we have ever seen. As unemployment continues to rise we are likely to see 2009 continue to be at least as challenging as 2008. We substantially reduced non-performing loans during the year and added no new non-accrual loans during the period. We also had no past due loans of 30 days or longer at December 31, 2008. While our capital levels are well above those necessary to be considered well capitalized, we decided to participate in Treasury's Capital Purchase Program. Our belief is that being among the most highly capitalized banks in our market will create more opportunities.''

On January 25, 2009, Somerset Hills Bank experienced the loss of its Chief Financial Officer Gerard Riker. Mr. Riker was one of the original employees of Somerset Hills Bank and served as the Executive Vice President and Chief Financial Officer since the Bank's inception in 1998. Mr. McClure said, ``Jerry was a wonderful friend to all who knew him and was well respected in the banking community. We will all miss him in our personal and professional lives.''
In connection with Mr. Riker's death the Bank previously reported that his rights under his Supplemental Executive Retirement Plan fully vested and his beneficiary is entitled to payments under the plan. During the first quarter 2009 the Bank will record an after tax charge to earnings of approximately $110,000 related to this vesting. In addition, the Bank is a beneficiary of bank owned life insurance policies on Mr. Riker. The Company expects to recognize income of approximately $560,000 in the first quarter of 2009, from payouts under these policies. The insurance proceeds received by the bank will not be subject to income tax.
The Board of Directors has also declared a quarterly cash dividend of $0.05 per share, payable February 27, 2009 to shareholders of record as of February 13, 2009.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life and health), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH. You can visit our website at http://www.somersethillsbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' ``estimate,'' ``project,'' or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

($ in thousands except per share data)	Twelve Months Ended
	December 31
	2008	2007

Income Statement Data:

Interest income	$14,988	$17,867
Interest expense	4,275	7,142
Net interest income	10,713	10,725
Provision for loan losses	515	1,031
Net interest income after prov. for loan losses	10,198	9,694
Non-interest income	1,747	2,386
Non-interest expense	9,780	11,159
Income before income taxes	2,165	921
Income tax expense	599	539
Net income	$1,566	$382

Balance Sheet Data:

Total assets	$299,663	$285,470
Loans, net	208,427	205,257
Loans held for sale	2,366	3,063
Allowance for loan losses	2,819	3,201
Investment securities held to maturity	12,293	13,646
Investment securities held for sale	37,687	27,954
Deposits	249,760	244,673
Borrowings	11,000	3,000
Shareholders' equity	37,529	36,621

Capital Ratios:

Somerset Hills Bank:
Leverage ratio	10.20%	9.84%
Tier 1 risk-based	11.93%	11.47%
Total risk-based	13.06%	12.72%

Somerset Hills Bancorp:
Leverage ratio	12.57%	12.68%
Tier 1 risk-based	14.70%	14.76%
Total risk-based	15.83%	16.01%

Performance Ratios:

Return on average assets	0.56%	0.13%
Return on average equity	4.24%	1.01%
Net interest margin	4.12%	4.02%
Efficiency ratio	78.5%	85.1%

Asset Quality:

Nonaccrual loans	1,365	3,036
OREO property	0	0
Net charge-offs (recoveries)	897	0
Allowance for loan losses to total loans	1.33%	1.54%
Nonperforming loans to total loans	0.65%	1.46%

Per Share Data:

Earnings per share- Basic	$0.30	$0.07
Earnings per share- Diluted	$0.30	$0.07
Book value per share	$7.24	$7.07

	December 31, 2008	December 31, 2007
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$19,997	$12,069
Federal funds sold	1,500	5,800
Total cash and cash equivalents	21,497	17,869

Loans held for sale,net	2,366	3,063
Investment securities held to maturity (Approximate maket value
of $11,608 in 2008 and $13,531 2007)	12,293	13,646
Investments available for sale	37,687	27,954

Loans receivable	211,115	208,376
Less allowance for loan losses	(2,819)	(3,201)
Net deferred costs	131	82

Net loans receivable	208,427	205,257

Premises and equipment,net	5,973	6,343
Goodwill, net	-	-
Bank owned life insurance	8,459	8,111
Accrued interest receivable	1,227	1,435
Deferred tax asset	750	723
Other assets	984	1,069

Total assets	$299,663	$285,470

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$50,957	$53,783
Interest bearing deposits
Now,M/M and savings	140,945	159,462
Certificates of deposit,under $100,000	32,774	19,170
Certificates of deposit, $100,000 and over	25,084	12,258

Total deposits	249,760	244,673

Federal Home Loan Bank advances	11,000	3,000
Accrued interest payable	236	523
Taxes payable	135	-
Other liabilities	1,003	653

Total liabilities	262,134	248,849

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 shares authorized, none issued	-	-
*Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding, 5,180,012
shares in 2008 and 5,176,586 in 2007	37,361	37,513
Accumulated deficit	(326)	(896)
Accumulated other comprehensive income	494	4

Total stockholders` equity	37,529	36,621

Total liabilities and stockholders' equity	$299,663	$285,470

*Restated to reflect 5% Stock Dividend

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:

Loans, including fees	$3,117	$3,702	$12,978	$14,680
Investment securities	516	560	1,879	2,515
Federal funds sold	9	82	106	625
Interest bearing deposits with other banks	9	8	25	47
Total interest income	3,651	4,352	14,988	17,867

Interest Expense:

Deposits	922	1,493	3,890	7,125
Federal funds purchased	-	-	12	-
Federal Home Loan Bank advances	93	15	373	17
Total interest expense	1,015	1,508	4,275	7,142

Net interest income	2,636	2,844	10,713	10,725

Provision for loan losses	150	986	515	1,031

Net interest income after
provision for
loan losses	2,486	1,858	10,198	9,694

Non-Interest Income:

Service fees on deposit accounts	88	74	313	329
Gains on sales of mortgage loans,net	150	305	943	1,473
Gain on sales of investments	7	3	7	3
Loss on sale of other real estate owned	(109)	-	(109)	-
Other income	145	166	593	581
Total Non-Interest Income	281	548	1,747	2,386

Non-Interest Expense

Salaries and employee benefits	1,224	1,215	5,141	5,163
Occupancy expense	466	446	1,917	1,864
Advertising & business promotion	51	57	274	365
Stationery and supplies	45	72	183	276
Data processing	122	133	540	521
Goodwill impairment	-	1,191	-	1,191
Other operating expense	428	597	1,725	1,779
Total Non-Interest Expense	2,336	3,711	9,780	11,159

Income before provision for taxes	431	(1,305)	2,165	921

Provision for Income Taxes	101	(127)	599	539

Net income	$330	$(1,178)	$1,566	$382

*Per share data
Net income basic	$0.06	$(0.23)	$0.30	$0.07
Net income diluted	$0.06	$(0.22)	$0.30	$0.07

*Restated to reflect 5% Stock Dividend